Exhibit 99

Jefferies Reports Fiscal Third-Quarter 2013 Financial Results

NEW YORK--(BUSINESS WIRE)--September 17, 2013--Jefferies Group LLC today announced financial results for its fiscal third quarter 2013.

Highlights for the three months ended August 31, 2013:

  Net revenues of $517 million
  Net earnings of $12 million
  Investment banking net revenues of $319 million
  Equities net revenues of $151 million
  Fixed Income net revenues of $33 million

“With the significant change in expectations regarding interest rates, we experienced a very challenging summer in our fixed income businesses due to the rising rate environment, spread widening, redemptions experienced by our client base which heavily muted trading, and related mark-to-market write downs within our inventory (with no single meaningful item). At the same time, we recorded strong results in our investment banking activities and continued improvement in equities. Finally, our European business had a strong third-quarter, with meaningful benefit from our corporate broking effort, Jefferies Hoare Govett. Our investment in Knight Capital was marked down by $16 million in the third-quarter, reflecting the decline in the Knight stock price. The impact of this mark-down is recorded in our Equities net revenues line item,” commented Richard B. Handler, Chairman and Chief Executive Officer of Jefferies.

“Fixed income markets were most unsettled in June, while July and August were more balanced, but witnessed subdued summer activity levels. Since Labor Day, client flows have been stronger and fixed income performance has markedly improved to more normal levels. Momentum in Investment Banking appears to be building for our fourth-quarter and into 2014, as our backlog is strong and improving,” added Mr. Handler.

Our revenues, expenses and net earnings for the third-quarter of 2013 are impacted by the following items:

  Revenues include an additional $27 million of positive net interest income due to the amortization of premiums arising from the one-time fair value adjustment of our long-term debt to fair value as of the date of our merger with Leucadia and the concurrent assumption of our mandatorily redeemable convertible preferred stock by Leucadia.
  Professional fees include an additional $3.6 million of merger related and other legal fees.
  Other expenses include the following items aggregating $17 million: $8 million of incremental amortization expense associated with intangible assets and internally developed software recognized upon the merger with Leucadia and approximately $9 million in litigation settlement costs. Our litigation settlement costs include a final judgment awarded on our last outstanding auction-rate securities matter.

Without these costs, our non-compensation costs would be $180 million.

Excluding the above revenue items, our compensation ratio would have been 59.5%, consistent with recent periods. Our total headcount at August 31, 2013 was 3,805, an increase of 20 employees compared to May 31, 2013.

Peregrine C. Broadbent, Chief Financial Officer of Jefferies commented: “As the table below shows, our balance sheet, capital, liquidity and risk metrics continue to demonstrate our continued conservative management philosophy and remain virtually unchanged from prior quarters. At period end, our gross leverage ratio, excluding the impact of the Leucadia purchase accounting, was 9.41 times equity and Level 3 assets were $500 million and remain at about 3% of inventory."

	August 31, 2013	May 31, 2013
Total assets, excluding goodwill and intangibles[1]	$ 36.8 billion	$ 37.0 billion
Tangible member's/common shareholders' equity[1]	$ 3.18 billion	$ 3.17 billion
Liquidity buffer[1]	$ 5.6 billion	$ 5.2 billion
Level 3 assets	$ 500 million	$ 502 million
Average VaR[2]	$ 11.02 million	$ 8.77 million
Average VaR excluding Knight Capital holdings[2]	$ 7.24 million	$ 5.77 million

The financial tables attached should be read in connection with our Quarterly Report on Form 10-Q for the quarter ended May 31, 2013 and our Annual Report on Form 10-K for the year ended November 30, 2012.

Jefferies, the global investment banking firm focused on serving clients for over 50 years, is a leader in providing insight, expertise and execution to investors, companies and governments. The firm provides a full range of investment banking, sales, trading, research and strategy across the spectrum of equities, fixed income, foreign exchange, futures and commodities, and also select asset and wealth management strategies, in the Americas, Europe and Asia. Jefferies Group LLC is a wholly-owned subsidiary of Leucadia National Corporation (NYSE: LUK), a diversified holding company.

1 This represents a non-GAAP measure. Refer to the Financial Highlights table on page 5 and related footnotes.
2 This measure is reflected on a period basis.

JEFFERIES GROUP LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in Thousands)
(Unaudited)

	Successor		Predecessor
	Quarter Ended	Quarter Ended	Quarter Ended
	August 31, 2013	May 31, 2013 (A)	August 31, 2012

Revenues:
Commissions	$138,736	$146,848	$119,200
Principal transactions	(24,910)	134,571	297,037
Investment banking	309,339	277,134	260,163
Asset management fees and investment income from managed funds	13,549	10,527	3,116
Interest income	230,672	258,665	242,625
Other revenues	28,630	26,245	22,911
Total revenues	696,016	853,990	945,052
Interest expense	178,987	211,463	206,114
Net revenues	517,029	642,527	738,938
Interest on mandatorily redeemable preferred interests of consolidated subsidiaries	-	3,368	8,304
Net revenues, less interest on mandatorily redeemable preferred interests of consolidated subsidiaries	517,029	639,159	730,634

Non-interest expenses:
Compensation and benefits	293,771	373,880	440,391

Non-compensation expenses:
Floor brokerage and clearing fees	34,500	32,991	30,280
Technology and communications	62,266	63,839	58,681
Occupancy and equipment rental	26,205	32,225	24,077
Business development	17,624	22,732	27,736
Professional services	25,269	29,519	14,667
Other	34,012	18,720	12,433
Total non-compensation expenses	199,876	200,026	167,874
Total non-interest expenses	493,647	573,906	608,265
Earnings before income taxes	23,382	65,253	122,369
Income tax expense	8,493	25,007	44,048
Net earnings	14,889	40,246	78,321
Net earnings attributable to noncontrolling interests (B)	3,149	738	8,150
Net earnings attributable to Jefferies Group LLC/ common shareholders	$11,740	$39,508	$70,171

Compensation and benefits / Net revenues	56.8%	58.2%	59.6%

Effective tax rate	36.3%	38.3%	36.0%

(A) Our consolidated net income for the three months ended May 31, 2013 reflects a reduction of $2.5 million, after tax, to correct the valuation of the conversion option in our convertible senior debentures. We evaluated the effects of this correction and concluded that it is not material to the previously issued Quarterly Report on Form 10-Q for the three month period ended May 31, 2013. Nevertheless, we have revised our consolidated net income for the three month period ended May 31, 2013 to reflect this correction and appropriately reflected a reduction of $3.9 million in Principal transaction revenues.

(B) For the quarter ended August 31, 2013, net earnings attributable to third party interests and a Leucadia interest in certain asset management entities and investment vehicles managed by us.

JEFFERIES GROUP LLC AND SUBSIDIARIES
SELECTED STATISTICAL INFORMATION
(Amounts in Thousands, Except Other Data)
(Unaudited)

	Quarter Ended
	Successor		Predecessor
	Aug 31,	May 31,	Aug 31,
	2013	2013 (A)	2012
Revenues by Source
Equities	$151,037	$141,590	$209,980
Fixed income	33,103	213,276	265,679
Total	184,140	354,866	475,659

Equity	56,482	53,564	39,068
Debt	120,187	133,714	87,894
Capital markets	176,669	187,278	126,962
Advisory	142,670	89,856	133,201
Investment banking	319,339	277,134	260,163

Asset management fees and investment gain (loss) from managed funds:
Asset management fees	9,579	11,332	8,583
Investment gain (loss) from managed funds	3,971	(805)	(5,467)
Total	13,550	10,527	3,116
Net revenues	517,029	642,527	738,938
Interest on mandatorily redeemable preferred interests of consolidated subsidiaries	-	3,368	8,304
Net revenues, less mandatorily redeemable preferred interests of consolidated subsidiaries	$517,029	$639,159	$730,634

Other Data
Number of trading days	64	64	65

Average firmwide VaR (in millions) (B)	$11.02	$8.77	$10.53
Average firmwide VaR excluding Knight Capital (in millions) (B)	$7.24	$5.77	$8.35

(A) Our consolidated net income for the three months ended May 31, 2013 reflects a reduction of $2.5 million, after tax, to correct the valuation of the conversion option in our convertible senior debentures. We evaluated the effects of this correction and concluded that it is not material to the previously issued Quarterly Report on Form 10-Q for the three month period ended May 31, 2013. Nevertheless, we have revised our consolidated net income for the three month period ended May 31, 2013 to reflect this correction and appropriately reflected a reduction of $3.9 million in Principal transaction revenues.

(B) VaR estimates the potential loss in value of our trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. For a further discussion of the calcuation of VaR, see "Value at risk" in Part II, Item 7 "Management's Discussion and Analysis" in our Annual Report on Form 10-K for the year ended November 30, 2012.

JEFFERIES GROUP LLC AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Amounts in Millions, Except Where Noted)
(Unaudited)

	Quarter Ended
	Successor		Predecessor
	Aug 31,	May 31,	Aug 31,
	2013	2013 (A)	2012

Results:
Net earnings attributable to Jefferies Group LLC / common shareholders (in thousands)	$11,740	$39,508	$70,171
Pretax operating margin	4.5%	10.2%	16.7%
Effective tax rate	36.3%	38.3%	36.0%

Financial position:
Total assets (1)	$38,830	$38,938	$34,407
Average total assets for quarter (1)	$45,824	$47,150	$42,594
Average total assets less goodwill and intangible assets for quarter (1)	$43,840	$45,157	$42,207

Cash and cash equivalents (1)	$4,119	$3,403	$2,845
Cash and cash equivalents and other sources of liquidity (1) (2)	$5,574	$5,187	$4,229
Cash and cash equivalents and other sources of liquidity - % total assets (1) (2)	14.4%	13.3%	12.3%
Cash and cash equivalents and other sources of liquidity - % total assets less goodwill and intangible assets (1) (2)	15.1%	14.0%	12.4%

Financial instruments owned (1)	$13,698	$15,270	$13,917
Goodwill and intangible assets (1)	$1,988	$1,982	$381

Total equity (including noncontrolling interests)	$5,241	$5,183	$3,707
Total member's / common stockholders' equity	$5,164	$5,147	$3,369
Tangible member's / common stockholders' equity (3)	$3,176	$3,165	$2,988

Level 3 financial instruments:
Level 3 financial instruments owned (1) (4)	$444	$447	$487
Level 3 financial instruments owned - % total assets (1)	1.1%	1.1%	1.4%
Level 3 financial instruments owned - % total financial instruments owned (1)	3.2%	2.9%	3.5%
Level 3 financial instruments owned - % tangible member's / common stockholders' equity (1)	14.0%	14.1%	16.3%

Other data and financial ratios:
Total capital (1) (5)	$11,034	$11,271	$8,622
Leverage ratio (1) (6)	7.4	7.5	9.3
Adjusted leverage ratio (1) (7)	9.3	9.9	8.8
Tangible gross leverage ratio (1) (8)	11.6	11.7	11.4
Leverage ratio - excluding merger impacts (1) (9)	9.4	9.5	N/A

Number of trading days	64	64	65

Average firmwide VaR (10)	$11.02	$8.77	$10.53
Average firmwide VaR excluding Knight Capital (10)	$7.24	$5.77	$8.35

Number of employees, at quarter end	3,805	3,785	3,814

Compensation and benefits / Net revenues	56.8%	58.2%	59.6%

(A) Our consolidated net income for the three months ended May 31, 2013 reflects a reduction of $2.5 million, after tax, to correct the valuation of the conversion option in our convertible senior debentures. Our Statement of Financial Condition reflects adjustments of $10.2 million to increase total assets and $12.7 million to increase total liabilities as of May 31, 2013, after considering tax effects, for the effect of the option valuation both in connection with the acquisition accounting for our merger with Leucadia on March 1, 2013 and the adjustment to the valuation of the conversion option at May 31, 2013. We evaluated the effects of this correction and concluded that it is not material to the previously issued Quarterly Report on Form 10-Q for the three month period ended May 31, 2013. Nevertheless, we have revised our consolidated net income for the three month period ended May 31, 2013 to correct for the effect of this item and appropriately reflected a reduction of $3.9 million in Principal transaction revenues and revised our balance sheet to appropriately reflect an increase of $5.3 million in Goodwill, an increase of $5.0 million in Other assets for the impact on income taxes and an increase of $12.7 million in Long-term debt.

Footnotes

(1)	This amount represents a preliminary estimate as of the date of this earnings release and may be revised in our Quarterly Report on Form 10-Q for the period ended August 31, 2013.

(2)	As of August 31, 2013, other sources of liquidity include high quality sovereign government securities and reverse repurchase agreements collateralized by U.S. government securities and other high quality sovereign government securities of $1,145 million, in aggregate, and $310 million, being the total of the estimated amount of additional secured financing that could be reasonably expected to be obtained from our financial instruments that are currently not pledged at reasonable financing haircuts and additional funds available under the committed senior secured revolving credit facility available for working capital needs of Jefferies Bache.

(3)	Tangible member's / common stockholders’ equity (a non-GAAP financial measure) represents total member's / common stockholders’ equity less goodwill and identifiable intangible assets. We believe that tangible member's / common stockholders' equity is meaningful for valuation purposes, as financial companies are often measured as a multiple of tangible member's / common stockholders' equity, making these ratios meaningful for investors.

(4)	Level 3 financial instruments represent those financial instruments classified as such under Accounting Standards Codification 820, accounted for at fair value and included within Financial instruments owned.

(5)	As of August 31 and May 31, 2013, total capital includes our long-term debt of $5,793 million and $6,088 million, respectively, and total equity. As of August 31, 2012 total capital includes our long-term debt, mandatorily redeemable convertible preferred stock, mandatorily redeemable preferred interest of consolidated subsidiaries, in aggregate $4,916 million, and total equity. Long-term debt included in total capital is reduced by amounts outstanding under the revolving credit facility and the amount of debt maturing in less than one year, where applicable.

(6)	Leverage ratio equals total assets divided by total equity.

(7)	Adjusted leverage ratio (a non-GAAP financial measure) equals adjusted assets divided by tangible total equity, being total equity less goodwill and identifiable intangible assets. Adjusted assets (a non-GAAP financial measure) equals total assets less securities borrowed, securities purchased under agreements to resell, cash and securities segregated, goodwill and identifiable intangibles plus financial instruments sold, not yet purchased (net of derivative liabilities). As of August 31, 2013, May 31, 2013 and August 31, 2012 adjusted assets were $30,139 million, $31,648 million and $29,232 million, respectively. We believe that adjusted assets is a meaningful measure as it excludes certain assets that are considered of lower risk as they are generally self-financed by customer liabilities through our securities lending activities.

(8)	Tangible gross leverage ratio (a non-GAAP financial measure) equals total assets less goodwill and identifiable intangible assets divided by tangible member's / common stockholders' equity. The tangible gross leverage ratio is used by Rating Agencies in assessing our leverage ratio.

(9)	Leverage ratio - excluding merger impacts (a non-GAAP financial measure) is calculated as follows:
	August 31,	May 31,
$ millions	2013	2013
Total assets	$38,830	$38,938
Goodwill and acquisition accounting fair value adjustments on the merger with Leucadia	(1,953)	(1,953)
Net amortization to date on asset related purchase accounting adjustments	18	9
Total assets excluding the impact of the merger	$36,895	$36,994

Total equity	$5,241	$5,183
Equity arising from merger consideration	(1,422)	(1,422)
Preferred stock assumed by Leucadia	125	125
Net amortization to date of purchase accounting adjustments, net of tax	(17)	(8)
Total equity excluding the impact of the merger	$3,927	$3,878

Leverage ratio - excluding merger impacts	9.4	9.5

(10)	VaR estimates the potential loss in value of our trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. For a further discussion of the calcuation of VaR, see "Value at risk" in Part II, Item 7 "Management's Discussion and Analysis" in our Annual Report on Form 10-K for the year ended November 30, 2012.

CONTACT:
Jefferies Group LLC
Peregrine C. Broadbent, 212-284-2338
Chief Financial Officer